SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


                     Date of Report:  May 9, 1997



               Exact Name of
Commission     Registrant        State or other    IRS Employer
File           as specified      Jurisdiction of   Identification
Number         in its charter    Incorporation     Number
-----------    --------------    ---------------   --------------

1-12609        PG&E Corporation  California        94-3234914

1-2348         Pacific Gas and   California        94-0742640
               Electric Company







77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)

Registrants' telephone number, including area code:(415) 973-7000


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Item 5.  Other Events

A.  Electric Industry Restructuring

     1  Direct Access Implementation

On May 6, 1997, the California Public Utilities Commission (CPUC) issued a decision in its direct access proceeding which authorizes full implementation of direct access for all electric customers beginning January 1, 1998. Customers participating in direct access would purchase their electric power directly either through: (1) competing nonutility retail electric providers such as brokers, marketers, aggregators, or other retailers; or (2) direct negotiated contracts with electric generators. All customers, whether they choose direct access or not, must pay the competition transition charge, or CTC, which will be collected by their distribution utility in connection with recovery of transition costs under electric industry restructuring.
Utilities must begin accepting requests for direct access on November 1, 1997 to become effective on or after January 1, 1998.

The CPUC decision provides that electric customers with an electricity demand, or load, of 20 kilowatts (kW) or more must have meters that are capable of providing hourly data in order to participate in direct access. Those customers with a load less than 20 kW may participate in direct access either through "load profiling" or by installing an hourly meter. (Load profiling approximates how much electricity a type of customer uses, and bills according to average use by that type of customer.) The customer will be responsible for the cost of the meter and the meter installation.

The CPUC decision also addresses aggregation of customer loads, affiliate transactions, access to customer information, and the registration process for entities offering electric service to residential and small commercial customers.

The CPUC decision orders utilities to file a direct access implementation plan by July 1, 1997 detailing the process and procedures that the utility will use to manage direct access requests. The CPUC expects to approve the plans by September 17, 1997. In addition, a series of workshops and reports will take place over the next several months to address the implementation details associated with direct access.

     2.  Unbundling of Revenue Cycle Services

On May 6, 1997, the CPUC also issued a decision addressing the separation, or unbundling, of utility revenue cycle services, which include metering, billing, customer service inquiries, and

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uncollectibles.  Under this decision, beginning January 1, 1998, energy service providers supplying the direct access market will be able to choose one of three billing options:

 1. Consolidated Energy Supplier Billing, under which the utility would bill the energy supplier for the services provided directly by the utility to the customer and the supplier in turn would provide a consolidated bill to the customer;

 2. Consolidated Distribution Company Billing, under which the utility would place the supplier's energy charge on a distribution bill; or

 3. Dual Billing, under which the energy supplier and the utility would bill separately for their own services.

Also beginning on January 1, 1998, energy service providers may provide metering services to their customers with a demand greater than 20 kW, and beginning January 1, 1999, energy service providers may provide metering to all their customers. Energy service providers offering metering services to customers must enter into service agreements with the utility specifying the type of data to be collected, the means for sharing data, and means for ensuring that metering equipment is properly installed and maintained.

This decision requires utilities to separately identify cost savings that result when billing, metering and related services are provided by another entity and ensure that customers are not charged by the utility for those services in such circumstances.

In addition, the CPUC has directed parties to propose metering standards by July 25, 1997 to ensure that all meters provide information and communicate in the same way.

     3.  Diablo Canyon Ratemaking

As previously disclosed, in 1996 PG&E filed with the CPUC a proposal for pricing Diablo Canyon Nuclear Power Plant (Diablo Canyon) generation at market prices and completing recovery of the investment in Diablo Canyon by the end of 2001. Under its proposal, PG&E would replace the existing Diablo Canyon performance-based ratemaking (PBR) mechanism with: (1) a sunk cost revenue requirement to recover net investment in the plant, including a return on this net investment, and (2) a PBR mechanism to recover the facility's variable and other operating costs and capital addition costs. As proposed by PG&E, the sunk cost revenue requirement would be set to accelerate recovery of Diablo Canyon sunk costs from a twenty-year period ending in 2016 to a five-year period beginning January 1, 1997 and ending December 31, 2001. The related return on common equity

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associated with Diablo Canyon sunk costs would be reduced to 90 percent of PG&E's long-term cost of debt. (PG&E's authorized long-term cost of debt was 7.52 percent in 1996.) PG&E's proposed PBR mechanism would establish a rate per kilowatt hour (kWh) generated by the facility. This rate would be based upon a fixed forecast of on-going costs, capital additions, and capacity factors for the entire electric industry restructuring transition period.

Also as previously disclosed, on February 28, 1997, an administrative law judge (ALJ) of the CPUC issued a proposed decision (PD) regarding PG&E's ratemaking proposal for Diablo Canyon. In April 1997, the ALJ issued a revised PD (ALJ PD) which supersedes the earlier PD. With significant exceptions, the ALJ PD, as revised, generally would adopt the overall ratemaking structure proposed by PG&E. However, the ALJ PD would exclude several items totaling $160 million from the sunk cost revenue requirement, including out-of-core fuel inventory, materials and supplies inventory, and prepaid insurance expenses. The ALJ PD requires that these costs be recovered through the PBR mechanism discussed below. The ALJ PD finds that PG&E's ratemaking proposal is subject to a requirement for a prudence review of the plant's original construction costs, and adopts a prudence disallowance which excludes approximately $70 million of Diablo Canyon construction costs from the sunk cost requirement.

On May 2, 1997, a CPUC Commissioner issued an alternate PD for the CPUC's consideration. Similar to the ALJ PD, the alternate PD would adopt the overall ratemaking structure proposed by PG&E. However, the alternate PD finds that a prudence review is not required and would include in the sunk cost revenue requirement the disallowed construction costs excluded in the ALJ PD. The alternate PD also would include the above-market components of out-of-core nuclear fuel inventory, and materials and supplies inventory.

Both the ALJ PD and the alternate PD would adopt the PBR mechanism that PG&E had proposed to recover Diablo Canyon's on-going costs and capital additions. However, both adopt PBR rates per kWh generated by Diablo Canyon which are different from those proposed by PG&E. Variances in these rates result principally from different assumptions used in the forecasts of Diablo Canyon capacity factors, operation and maintenance costs, and cost escalation factors. PG&E has proposed PBR rates for the years 1997 through 2001 of 3.59 cents, 3.71 cents, 3.86 cents, 4.04 cents, and 4.32 cents, respectively. The ALJ PD would set PBR rates for the years 1997 through 2001 of 3.26 cents, 3.31 cents, 3.37 cents,
3.43 cents, and 3.49 cents, respectively. The PBR rates set by the alternate PD are not fixed in advance, but are subject to an escalation formula based on the previous year's consumer price index (CPI), less a 0.5 percent productivity factor. Based on a
3.1 percent annual CPI estimate, the alternate PD would set PBR

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rates for the years 1997 through 2001 of 3.54 cents, 3.62 cents,
3.71 cents, 3.80 cents and 3.90 cents, respectively.

If either the ALJ PD or the alternate PD is adopted, its effective date would be January 1, 1997. Both the ALJ PD and the alternate PD would terminate, rather than modify as proposed by PG&E, the existing Diablo Canyon ratemaking settlement effective on the date a final decision is adopted by the CPUC. As previously disclosed, PG&E has sought clarification from the CPUC that the termination of the settlement would not affect Diablo Canyon's "must take" status during the electric industry restructuring transition period.

Neither PD is a final decision of the CPUC, and both are subject to change prior to final action by the CPUC.  The PDs are
currently scheduled for consideration by the full CPUC at its May
21 decision conference.
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                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                          PG&E CORPORATION
                                 and
                          PACIFIC GAS AND ELECTRIC COMPANY




                               CHRISTOPHER P. JOHNS
                          By ________________________________
                                  Christopher P. Johns
                                Controller
                               (PG&E Corporation)
                                Vice President and Controller
                               (Pacific Gas and Electric Company)

Dated: May 9, 1997